UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 9, 2008
Date of Report (Date of earliest event reported)

AMERICA WEST RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-19620	84-1152135
(State of Incorporation)	(Commission File Number)	(IRS Employer ID Number)

57 West 200 South, Suite 400
Salt Lake City, Utah 84101
(Address of Principal Executive Offices)

(801) 521-3292
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01          Entry into a Material Definitive Agreement

Introduction

As more fully described below, effective October 9, 2008, America West Resources, Inc. (“Company”) consummated a series of related transactions through which it may borrow a principal amount of $2,800,000 from Denly ACI Partners Ltd., a Texas limited partnership (“Partnership”) and Dennis C. von Waaden and Sally A. von Waaden, as Co-Trustees of The von Waaden 2004 Revocable Trust (“Trust”) (the Partnership and the Trust collectively the “Lenders”).

Loan Agreement

Effective October 9, 2008, the Company and Lenders entered into a Loan Agreement pursuant to which the Company may borrow a principal amount of $2,800,000, of which $2,250,000 is currently funded in escrow to pay certain bankruptcy obligations of Hidden Splendor Resources, Inc. (“Hidden Splendor”), the Company’s wholly-owned subsidiary.  Pursuant to the terms of the escrow agreement dated October 9, 2008 by the Company and the Lenders, the availability of the escrowed funds is subject to the confirmation of Hidden Splendor’s plan of reorganization by December 5, 2008, the documentation of a lien on the Company’s interest in the lease for the Columbia Mine and certain other conditions.  A second advance of $550,000 will be funded to escrow upon approval of Hidden Splendor’s plan of reorganization and the satisfaction of the other conditions to funding in the Loan Agreement.

Secured Promissory Notes

Effective October 9, 2008, in connection with the Loan Agreement, the Company issued to the Partnership and the Trust two secured promissory notes in the principal amounts of $1,866,666.66 and $933,333.33 respectively (“Notes”).  The Notes will accrue interest at 17% per annum and become due and payable on October 9, 2009.  The Company does not have the ability to prepay any amounts owed under the Notes without the Lender’s prior written consent.

In the event the Company closes any future debt financing of $13,000,000 or more, any equity financing of $10,000,000 or more, or any combination of debt financings and equity financings which taken together equal $10,000,000 or more, the Company must prepay the Lenders in full all of the principal and interest under then accrued and unpaid under the Notes.  In the event the Company closes any future equity financing (or a series of equity financings) less than $10,000,000, the Company must prepay the Lenders an amount equal to 25% of the proceeds of the financing or series of financings.  The closing of $5,000,000 or less in equity that occurs on or before October 30, 2008, will not trigger a redemption or partial redemption event, and will not be aggregated with subsequent equity financings for purposes of calculating a partial redemption event.

Collateral Documents

Effective October 9, 2008, in connection with the Loan Agreement, the Company and the Lenders executed a collateral assignment of escrow agreement and escrow funds (“Collateral Assignment”) securing payment of the principal and interest under the Notes.  The Collateral Assignment creates a security interest in favor of the Lenders in the Escrow Agreement and the escrow funds held by the escrow agent.

Effective October 9, 2008, the Company, Lenders, and several affiliates of the Company executed four subordination agreements pursuant to which payment of debt owed to the affiliates is subordinated to the payment of the Notes.

Common Stock Purchase Agreement

Effective October 9, 2008, the Company, Partnership and the Trust entered into a Common Stock Purchase Agreement (“Purchase Agreement”), pursuant to which the Company agreed, upon the confirmation of Hidden Splendor’s plan of reorganization by December 5, 2008, to issue and sell to the Partnership and the Trust an aggregate of 10,000,000 shares of common stock at a price of $.02 per share, for an aggregate purchase price of $200,000.  Pursuant to the Purchase Agreement, the Company, Partnership and the Trust will also enter into a “piggyback” registration rights agreement upon the issuance of the stock covering the resale of the restricted shares of common stock to be issued pursuant to the Purchase Agreement.

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Item 3.02          Unregistered Sales of Equity Securities

From July 1, 2008 through October 7, 2008, the Company sold 3,205,000 shares of common stock for gross proceeds of $480,750.

In September and October 2008, the Company borrowed $515,000 from various affiliates evidenced by notes maturing on December 31, 2008.  As additional consideration, the Company issued an aggregate of 1,896,667 shares of its common stock in connection with these borrowings.  An aggregate amount of $465,000 was borrowed from George Jarkesy (a director) and his affiliates and these entities received a total of 1,550,000 shares of common stock as additional consideration.  Dan Baker, our CEO, advanced $50,000 and received 166,667 shares of common stock as additional consideration.

Hidden Splendor borrowed $54,000 from a line of credit with a bank secured by collateral provided by Alex Walker (a director).  As a result, Alex Walker received 180,000 shares of common stock of the Company.  The line of credit matures on September 30, 2009.

As outlined in Item 1.01 above, effective October 9, 2008, the Company agreed to issue and to sell an aggregate of 10,000,000 shares of common stock to the Partnership and the Trust for a purchase price of $200,000.

Item 9.01          Financial Statements and Exhibits

     (c)  Exhibits

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

10.1	Loan Agreement
10.2	Collateral Assignment of Escrow Agreement and Escrow Funds
10.3	Common Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA WEST RESOURCES, INC.

Date: October 15, 2008	By:	/s/ DAN BAKER
Dan Baker
Chief Executive Officer

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